Exhibit 10.11

ShelterClean of Arizona

City of Phoenix
PURCHASING DIVISION

April 28, 2006

Jerome Cooper, President
ShelterClean, Inc.
2514 North Naomi Street
Burbank, CA 91504-3235

SUBJECT:	AGREEMENT NO. P-08027-09/IFB 06-008
TITLE:	BUS STOP AND PASSENGER FACILITY MAINTENANCE- REQUIREMENTS CONTRACT

Dear Mr. Cooper:

Congratulations! You have been awarded the subject agreement with the City of Phoenix for the period of April 15, 2006, through March 31, 2009. Your copy of the executed Agreement is enclosed.

The Purchasing Division is responsible for the administration of this Agreement, and we are looking forward to doing business with your firm.

Please let me know if you have any questions or concerns.

Sincerely,

for Kelly Starbuck
Management Assistant II
(602) 262-5042

Enclosure

c:       File IFB 06-008

Mission: To provide quality services to our customers, both internal and external, through responsive actions, dedicated efforts and a commitment to innovation, excellence and equal opportunity

251 West Washington Street • Phoenix, Arizona 85003-2299 • 602-262-7181 • FAX: 602-534-1933 • TDD: 602-534-5500

Recycled Paper

CITY OF PHOENIX
Purchasing Division

REQUEST FOR PROPOSAL
RFP 06-008 (RMC)

BUS STOP AND PASSENGER FACILITY MAINTENANCE -
REQUIREMENTS CONTRACT

118467

CONTACT PERSON
Rose M. Camacho
Procurement Supervisor
602-261-8989
rose.camacho@phoenix.govl

CITY OF PHOENIX
Purchasing Division
TABLE OF CONTENTS	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

Instructions to Proposers	Section I
Solicitation Response Checklist
Introduction
Schedule of Events
Obtaining a Copy of the Solicitation and Addenda
Preparation of Proposal
Compliance with Affirmative Action Requirements
Addenda
Licenses
Certification
Submission of Proposal
Withdrawal of Offer
Proposal Results
Award of Contract
Proposal Incentive SBE Firms
Proposal Incentive Joint Venture SBE Firms
City’s Right to Disqualify for Conflict of Interest
Proposer Compliance with Health, Environmental and Safety Requirements
Proposal Format

Standard Terms and Conditions	Section II
Definition of Key Words Used in the Solicitation
Contract Interpretation
Contract Administration and Operation
Costs and Payments
Contract Changes
Risk of Loss and Liability
Warranties
City’s Contractual Rights
Contract Termination

Special Terms and Conditions	Section III

Scope	Section IV

Submittals	Section V

Exhibits	Section VI

CITY OF PHOENIX
Purchasing Division
SECTION I - INSTRUCTIONS TO PROPOSERS	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

Please read this before continuing on to the proposal document.

SOLICITATION RESPONSE CHECK LIST

In order for your response to be considered, your firm must be in compliance with the Phoenix City Code, Chapter 18, Article V pertaining to Affirmative Action Programs, prior to the solicitation opening due date. Failure to comply with the reporting requirements of this ordinance will result in your response being rejected.

Check off each of the following as the necessary action is completed.

☐	1.

The requirements of City of Phoenix Affirmation Action Program Ordinance G-3472 have been met. Compliance forms are available at ftp://www.phoenix.gov/pub/payf/attachb.pdf. If currently in compliance, do not resubmit forms

☐	2.	All forms have been signed. All of Section V, Submittals, is included.

☐	3.	The prices offered have been reviewed.

☐	4.	The price extensions and totals have been checked.

☐	5.	Any required drawings or descriptive literature have been included.

☐	6.	The delivery information block has been completed.

☐	7.	If required, the amount of the bid surety has been checked and the surety has been included.

☐	8.	Review the insurance requirements, if any, to assure you are in compliance.

☐	9.	The specified number of copies of your offer has been included.

☐	10.	Any addenda have been signed and are included.

☐	11.	The mailing envelope has been addressed to:
		City of Phoenix, Purchasing, 8th Floor, 251 W. Washington Street, Phoenix, AZ 85003.

		The mailing envelope clearly shows:
		Your company name and address, the solicitation number, and the proposal opening date.

☐	12.	The response will be mailed in time to be received no later than 2:00 p.m. local Arizona time.

☐	13.	Request for Consideration of Alternate Terms.

1.                                      INTRODUCTION

The City of Phoenix invites sealed proposals Bus Stop and Passenger Facility Maintenance – Requirements Contract, for cleaning and general maintenance services at bus stop and passenger facility locations, to support the City’s bus operations, in accordance with the specifications and provisions contained herein. The contract shall be for a twenty-nine (29) month period commencing on or about January 1, 2006, and expiring on May 31, 2008.

This solicitation is available in large print, Braille, audio tape, or computer diskette. Please call (602) 262-7181/
Fax (602) 534-1933 or TTY (602) 534-5500 for assistance.

2.                                      SCHEDULE OF EVENTS

Proposal Issue Date	September 26, 2005
Pre-Proposal Conference	October 19, 2005 10:00 A.M., Local Arizona Time
Written Inquiries Due Date	October 28, 2005 5:00 P.M., Local Arizona Time
Proposal Due Date	Friday, November 18, 2005
City Council Approval	December 14, 2005

Proposal Submittal Location:	Calvin Goode Building
City of Phoenix Finance Department
Purchasing Division
251 W. Washington Street, 8th Floor
Phoenix, AZ 85003

Pre-proposal Location:	City of Phoenix Public Transit Department
302 N. 1st Avenue, 9th Floor, Room 9A
Phoenix, AZ 85003

City reserves the right to change dates and/or locations as necessary.

3.                                      OBTAINING A COPY OF THE SOLICITATION AND ADDENDA

Interested proposers may download the complete solicitation and addenda from www.phoenix.gov/FINBIDS. Internet access is available at all public libraries. Any interested proposers without Internet access may obtain this solicitation by calling (602) 262-7181 or picking up a copy during regular business hours at the City of Phoenix Finance Department, Purchasing Division, 251 W. Washington Street, 8th Floor, Phoenix, AZ.

4.                                      PREPARATION OF PROPOSAL

4.1                               All forms provided in Section V, Submittal, must be completed and submitted with your proposal. It is permissible to copy Section V forms if necessary. Erasures, interlineations, or other modifications of your proposal shall be initialed in original ink by the authorized person signing the proposal. No proposal shall be altered, amended or withdrawn after the specified proposal due time and date. The City is not responsible for proposer’s errors or omissions. All time periods stated as a number of days shall be calendar days.

Any deviation from this solicitation shall be clearly stated and identified in a separate section titled Request for Consideration of Alternate Terms and must be included with your submittal. Submission of additional terms, conditions or agreements with your proposal may result in rejection of your proposal.

4.2                               It is the responsibility of all proposers to examine the entire solicitation and seek clarification of any requirement that may not be clear and to check all responses for accuracy before submitting a proposal. Negligence in preparing a proposal confers no right of withdrawal after due date and time. Offerors are strongly encouraged to:

A.                                   Consider applicable laws and/or economic conditions that may affect cost, progress, performance, or furnishing of the products or services.

B.                                     Study and carefully correlate Offeror’s knowledge and observations with the RFP document and other related data.

C.                                     Promptly notify the City of all conflicts, errors, ambiguities, or discrepancies which an Offeror has discovered in or between the RFP document and such other related documents.

4.3                               The City does not reimburse the cost of developing, presenting or providing any response to this solicitation. Offers submitted for consideration should be prepared simply and economically, providing adequate information in a straightforward and concise manner. The Proposer is responsible for all costs incurred in responding to this solicitation. All materials and documents submitted in response to this solicitation become the property of the City and will not be returned.

4.4                               Proposers are reminded that the specifications stated in the solicitation are the minimum level required and that proposals submitted must be for products or services that meet or exceed the minimum level of all features specifically listed in this solicitation. Proposals offering less than the minimums specified are not responsive and should not be submitted.

4.5                               Proposal responses submitted for products considered by the seller to be acceptable alternates to the brand names or manufacturer’s catalog references specified herein must be submitted with technical literature and/or detailed product brochures for the City’s use to evaluate the products offered. Proposals submitted without this product information may be considered as non-responsive and rejected. The City will be the sole judge as to the acceptability of alternate products offered.

4.6                               If provisions of the detailed specifications preclude an otherwise qualified proposer from submitting a proposal, a written request for modification must be received by the Deputy Finance Director at least seven (7) calendar days prior to the proposal opening. The City may issue an addendum to this solicitation of any approved specification changes.

4.7                               Prices shall be submitted on a per unit basis by line item, when applicable. In the event of a disparity between the unit price and extended price, the unit price shall prevail unless obviously in error.

4.8                               Unless specifically requested in this solicitation, Proposer shall not include any State use or Federal Excise tax in its proposal pricing. The City is exempt from payment of Federal Excise Tax. For proposal evaluation, transaction (Sales) privilege tax paid (returned) to the City is considered a pass-through cost, calculated at zero (0) expense. For information on City of Phoenix Privilege (Sales) Tax, please contact the City of Phoenix Finance Department, Tax Division, (602) 262-6785.

5.                                      COMPLIANCE WITH AFFIRMATIVE ACTION IN EMPLOYMENT REQUIREMENTS

Proposers must be in compliance with Phoenix City Code, Chapter 18, Article V, as amended, Affirmative Action Program, at the time of the proposal due date. Failure to comply with the reporting requirements of this Ordinance will result in your proposal being rejected. Firms are also responsible for maintaining their eligibility during the life of any contract and failure to do so may result in termination of the contract. An Affirmative Action form is available on line at ww.phoenix.gov/BUSINESS/affactio.html or by contacting the Purchasing Division at (602) 262-7181. Any questions in regard to this Affirmative Action Program should be directed to the Affirmative Action Contract Compliance Section of the Equal Opportunity Department, (602) 262-6790. The City of Phoenix extends to each individual, firm, Vendor, Supplier, Contractor and subcontractors an equal economic opportunity to compete for City business and strongly encourages voluntary utilization of disadvantaged and/or minority-owned or women-owned businesses to reflect both the industry and community ethnic composition.

6.                                      ADDENDA

The City of Phoenix shall not be responsible for any oral instructions made by any employees or officers of the City of Phoenix in regard to the bidding instructions, plans, drawings, specifications, or contract documents. Any changes to the plans, drawings and specifications will be in the form of an addendum, which will be available at www.phoenix.gov/FINBIDS or by calling (602) 262-7181. The proposer shall acknowledge receipt of an addendum by signing and returning the document with the proposal submittal.

7.                                      LICENSES

If required by law for the operation of the business or work related to this Proposal, Proposer must possess all valid certifications and/or licenses as required by federal, state and local laws at the time of submittal.

8.                                      CERTIFICATION

By signature in the offer section of the Offer and Acceptance page, proposer certifies:

•                                          The submission of the offer did not involve collusion or other anti-competitive practices.

•                                          The proposer shall not discriminate against any employee, or applicant for employment in violation of Federal or State Law.

•                                          The proposer has not given, offered to give, nor intends to give at any time hereafter, any economic opportunity, future employment, gift, loan, gratuity, special discount, trip, favor, or service to a public servant in connection with the submitted offer.

9.                                      SUBMISSION OF PROPOSAL

Proposals must be in the actual possession of the Purchasing Division on or prior to the exact time and date indicated in the Schedule of Events. Late proposals shall not be considered. The prevailing clock shall be the City Finance Department, Purchasing Division’s clock.

Proposals must be submitted in a sealed envelope and the following information should be noted on the outside of the envelope:

Proposer’s Name

Proposer’s Address (as shown on the Certification Page)

RFP Number

RFP Title

All proposals must be completed in ink or typewritten. Include the number of copies indicated in the Submittal section.

10.                               WITHDRAWAL OF OFFER

At any time prior to the solicitation due date and time, a proposer (or designated representative) may withdraw the proposal by submitting a request in writing and signed by a duly authorized representative. Facsimiles, telegraphic or mailgram withdrawals shall not be considered.

11.                               PROPOSAL RESULTS

Proposals will be opened on the proposal due date, time and location indicated in the Schedule of Events at which time the name of each offeror shall be read. Proposals and other information received in response to the Request for Proposal shall be shown only to authorized City personnel having a legitimate interest in them or persons assisting the City in the evaluation. Proposals are not available for public inspection until after award recommendation has been posted on the City’s website.

A preliminary tabulation will be posted on the Purchasing Division’s website, www.phoenix.gov/FINTABS within five (5) calendar days of the proposal opening. The information on the preliminary tabulation will be posted as it was read during the proposal opening. The City makes no guarantee as to the accuracy of any information on the preliminary tabulation. Once the City has evaluated the proposals an award recommendation will be posted on the website. No further notification will be provided to unsuccessful proposers.

Protest of an award recommendation must be filed within seven (7) calendar days after the award recommendation is posted on the website. Protests shall be in writing and filed with the Deputy Finance Director and must include all of the following:

•                                          The name, address and telephone number of the protester;

•                                          The signature of the protester or its representative;

•                                          Identification of the RFP number;

•                                          A detailed statement of the legal and factual grounds of protest including copies of relevant documents; and,

•                                          The form of relief requested.

12.                               AWARD OF CONTRACT

Award(s) will be made to the overall highest scoring offeror(s).

Notwithstanding any other provision of this solicitation, the City reserves the right to: (1) waive any immaterial defect or informality; or (2) reject any or all proposals or portions thereof; or (3) reissue a solicitation.

A response to a solicitation is an offer to contract with the City based upon the terms, conditions, and specifications contained in the City’s solicitation. Proposals do not become contracts until they are executed by the Deputy Finance Director. A contract has its inception in the award, eliminating a formal signing of a separate contract. For that reason, all of the terms, conditions and specifications of the procurement contract are contained in the solicitation, unless any of the terms, conditions, or specifications are modified by an addendum or contract amendment.

13.                               CITY’S RIGHT TO DISQUALIFY FOR CONFLICT OF INTEREST

The City reserves the right to disqualify any proposer on the basis of any real or apparent conflict of interest that is disclosed by the proposal submitted or any other data available to the City. This disqualification is at the sole discretion of the City. Any proposer submitting a proposal herein waives any right to object now or at any future time, before any body or agency, including but not limited to, the City Council of the City of Phoenix or any court.

14.                               PROPOSER’S COMPLIANCE WITH HEALTH, ENVIRONMENTAL AND SAFETY REQUIREMENTS

The Proposer’s products, services and facilities shall be in full compliance with all applicable Federal, State and local health, environmental and safety laws, regulations, standards, codes and ordinances, regardless of whether or not they are referred to by the City.

At the request of the City representatives, the proposer shall provide the City:

•                                          Environmental, safety and health regulatory compliance documents (written safety programs, training and records, permits, etc.) applicable to services requested.

•                                          A list of all Federal, State and local citations or notice of violations (including but not limited to EPA, OSHA, Maricopa County) issued against the Proposer or their subcontractors including dates, disposition and resolutions.

The City further reserves the right to make unannounced inspections of the Proposer’s facilities (during normal business hours).

15.                               PROPOSAL FORMAT

The written proposal shall be signed by an individual authorized to bind the Offeror. The proposal shall provide the name, title, address and telephone number of individuals with authority to contractually bind the company and who may be contacted during the period of the contract. All fees quoted shall be firm and fixed for the full contract period. Each response shall be:

A.                                   Typewritten for ease of evaluation.

B.                                     Submitted in an 8 1/2 x 11 inch loose leaf three-ring binder.

C.                                     Set forth in the same sequence as this RFP (i.e., Offerors should respond to this RFP in sequence and each response should reference the applicable section of this RFP).

D.                                    Signed by an authorized representative of the Offeror.

E.                                      Submitted with the name(s), title, address, and telephone number of the individual(s) authorized to negotiate a contract with the City.

F.                                      All portions of this RFP contain numbered sections.

1.                                       The City requires that the responding RFP be organized in the following major sections:

a.                                       Management Summary and Understanding of the City’s Requirements

b.                                      Qualifications and Experience of the Firm

c.                                       Cost of Services

d.                                      Tracking and Reporting Capabilities

e.                                       Staff and Support Services

CITY OF PHOENIX
Purchasing Division
SECTION II - STANDARD TERMS AND CONDITIONS	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

1.                                      DEFINITION OF KEY WORDS USED IN THE SOLICITATION

Shall, Will, Must: Indicates a mandatory requirement. Failure to meet these mandatory requirements may result in the rejection of proposal as non-responsive.

Should: Indicates something that is recommended but not mandatory. If the proposer fails to provide recommended information, the City may, at its sole option, ask the proposer to provide the information or evaluate the offer without the information.

May: Indicates something that is not mandatory but permissible.

For purposes of this solicitation, the following definitions shall apply:

“Buyer”	City of Phoenix, City Purchasing Division staff person responsible for the solicitation.

“Days”	Means calendar days unless otherwise specified.

“City”	The City of Phoenix

“Contractor”	The individual, partnership, or corporation who, as a result of the competitive process, is awarded a contract by the City of Phoenix.

“Contract”	The legal agreement executed between the City of Phoenix, AZ and the Contractor.

“Contract Representative”

The City employee or employees who have specifically been designated to act as a contact person or persons to the Contractor, and responsible for monitoring and overseeing the Contractor’s performance under this contract.

“Deputy Finance Director”	The contracting authority for the City of Phoenix, AZ, authorized to sign contracts and amendments thereto on behalf of the City of Phoenix, AZ.

“Offer”	Means bid, proposal or quotation.

“Proposer/Offeror”	Means a vendor who responds to the Request for Proposal.

“Solicitation”	Means a Request for Proposal (RFP).

“Suppliers”	Firms, entities or individuals furnishing goods or services directly to the City.

“Vendor”	A seller of goods or services.

2.                                      CONTRACT INTERPRETATION

2.1                               APPLICABLE LAW: This Contract shall be governed by the law of the State of Arizona, and suits pertaining to this Contract shall be brought only in Federal or State courts in Maricopa County, State of Arizona.

2.2                               IMPLIED CONTRACT TERMS: Each and every provision of law and any clause required by law to be in the Contract shall be read and enforced as though it were included herein, and if through mistake or otherwise any such provision is not inserted, or is not correctly inserted, then upon the application of either party the Contract shall forthwith be physically amended to make such insertion or correction.

2.3                               CONTRACT ORDER OF PRECEDENCE: In the event of a conflict in the provisions of the Contract, as accepted by the City and as they may be amended, the following shall prevail in the order set forth below:

A.                                   Special terms and conditions

B.                                     Standard terms and conditions

C.                                     Statement or scope of work

D.                                    Specifications

E.                                      Attachments

F.                                      Exhibits

G.                                     Instructions to Proposers

H.                                    Other documents referenced or included in the Request for proposal.

2.4                               ORGANIZATION – EMPLOYMENT DISCLAIMER: The Agreement resulting hereunder is not intended to constitute, create, give rise to or otherwise recognize a joint venture agreement or relationship, partnership or formal business organization of any kind, and the rights and obligations of the parties shall be only those expressly set forth in the agreement. The parties agree that no persons supplied by the Contractor in the performance of Contractor’s obligations under the agreement are considered to be City’s employees and that no rights of City civil service, retirement or personnel rules accrue to such persons. The Contractor shall have total responsibility for all salaries, wage bonuses, retirement, withholdings, workmen’s compensation, occupational disease compensation, unemployment compensation, other employee benefits and all taxes and premiums appurtenant thereto concerning such persons, and shall save and hold the City harmless with respect thereto.

2.5                               SEVERABILITY: The provisions of this Contract are severable to the extent that any provision or application held to be invalid shall not affect any other provision or application of the contract which may remain in effect without the invalid provision or application.

2.6                               NON-WAIVER OF LIABILITY: The City of Phoenix as a public entity supported by tax monies, in execution of its public trust, cannot agree to waive any lawful or legitimate right to recover monies lawfully due it. Therefore, any Contractor agrees that it will not insist upon or demand any statement whereby the City agrees to limit in advance or waive any right the City might have to recover actual lawful damages in any court of law under applicable Arizona law.

2.7                               PAROLE EVIDENCE: This Agreement is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms of this agreement. No course of prior dealings between the parties and no usage in the trade shall be relevant to supplement or explain any term used in this Contract. Acceptance or acquiescence in a course of performance rendered under this contract shall not be relevant to determine the meaning of this Contract even though the accepting or acquiescing party has knowledge of the nature of the performance and opportunity to object.

3.                                      CONTRACT ADMINISTRATION AND OPERATION

3.1                               RECORDS: All books, accounts, reports, files and other records relating to the contract shall be subject at all reasonable times to inspection and audit by the City for five years after completion of the contract. Such records will be produced at a City of Phoenix office as designated by the City.

3.2                               PUBLIC RECORD: All proposals submitted in response to this invitation shall become the property of the City and become a matter of public record available for review pursuant to Arizona State law.

If a proposer believes that a specific section of its proposal response is confidential, the proposer shall isolate the pages marked confidential in a specific and clearly labeled section of its proposal response. The proposer shall include a written statement as to the basis for considering the marked pages confidential including the specific harm or prejudice if disclosed and the City Purchasing Division will review the material and make a determination.

3.3                               CONFIDENTIALITY OF RECORDS: The Contractor shall establish and maintain procedures and controls that are acceptable to the City for the purpose of assuring that no information contained in its records or obtained from the City or from others in carrying out its functions under the contract shall be used by or disclosed by it, its agents, officers, or employees, except as required to efficiently perform duties under the contract. Persons requesting such information should be referred to the City. Contractor also agrees that any information pertaining to individual persons shall not be divulged other than to employees or officers of Contractor as needed for the performance of duties under the contract, unless otherwise agreed to in writing by the City.

3.4                               AFFIRMATIVE ACTION: Contractor agrees to abide by the provisions of the Phoenix City Code Chapter 18, Article V as amended.

Any supplier/lessee in performing under this Contract shall not discriminate against any worker, employee or applicant, or any member of the public, because of race, color, religion, gender, national origin, age or disability nor otherwise commit an unfair employment practice. The supplier and/or lessee will take affirmative action to ensure that applicants are employed, and employees are dealt with during employment without regard to their race, color, religion, gender or national origin, age or disability. Such action shall include but not be limited to the following: Employment, promotion, demotion or transfer, recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training; including apprenticeship. The supplier further agrees that this clause will be incorporated in all subcontracts with all labor organizations furnishing skilled, unskilled and union labor, or who may perform any such labor or services in connection with this contract.

Supplier/lessee further agrees that this clause will be incorporated in all subcontracts, job-consultant agreements or subleases of this agreement entered into by supplier/lessee.

3.5                               LICENSES AND PERMITS: Contractor shall maintain in current status all Federal, State, and local licenses and permits required for the operation of the business conducted by the Contractor as applicable to this contract.

3.6                               ADVERTISING: Contractor shall not advertise or publish news releases concerning this contract without the prior written consent of the Deputy Finance Director, and the City shall not unreasonably withhold permission.

3.7                               EXCLUSIVE POSSESSION: All services, information, computer program elements, reports, and other deliverables which may be created under this contract are the sole property of the City of Phoenix and shall not be used or released by the Contractor or any other person except with prior written permission by the City.

3.8                               OWNERSHIP OF INTELLECTUAL PROPERTY: Any and all intellectual property, including but not limited to copyright, invention, trademark, trade name, service mark, and/or trade secrets created or conceived pursuant to or as a result of this contract and any related subcontract (“Intellectual Property”), shall be considered work for hire and the City shall be considered the creator of such Intellectual Property. The agency, department, division, board or commission of the City requesting the issuance of this contract shall own (for and on behalf of the City) the entire right, title and interest to the Intellectual Property throughout the world. Contractor shall notify the City, within thirty (30) days, of the creation of any Intellectual Property by it or its subcontractor(s). Contractor, on behalf of itself and any subcontractor(s), agrees to execute any and all document(s) necessary to assure ownership of the Intellectual Property vests in the City and shall take no affirmative actions that might have the effect of vesting all or part of the Intellectual Property in any entity other than the City. The Intellectual Property shall not be disclosed by Contractor or its subcontractor(s) to any other entity without the express written authorization of the City. If by operation of law, the Intellectual Property is not owned in its entirety by the City automatically upon its creation, then Contractor agrees to assign and hereby assigns to the City the ownership of the Intellectual Property. The Contractor agrees to take such further action and execute and deliver such further agreements and other instruments as the City may reasonably request to give effect to this section 3.8.

It is expressly agreed by Contractor that these covenants are irrevocable and perpetual.

3.9                               HEALTH, ENVIRONMENTAL AND SAFETY REQUIREMENTS: The Contractor’s products, services and facilities shall be in full compliance with all applicable Federal, State and local health, environmental and safety laws, regulations, standards, codes and ordinances, regardless of whether or not they are referred to by the City.

At the request of City representatives, the Contractor shall provide the City:

•                                          Environmental, safety and health regulatory compliance documents (written safety programs, training records, permits, etc.) applicable to services provided by the Contractor in this contract

•                                          A list of all federal, state, or local (EPA, OSHA, Maricopa County, etc.) citations or notice of violations issued against their firm or their subcontractors including dates, reasons, dispositions and resolutions.

The City shall have the right, but not the obligation to inspect the facilities, transportation vehicles or vessels, containers and disposal facilities provided by the Contractor or subcontractor. The City shall also have the right to inspect operations conducted by the Contractor or subcontractor in the performance of this agreement.

3.10                        COMPLIANCE WITH LAWS: Contractor agrees to fully observe and comply with all applicable Federal, State and local laws, regulations, standards, codes and ordinances when performing under this Contract regardless of whether or not they are referred to by the City. Contractor agrees to permit City inspection of Contractor’s business records, including personnel records to verify any such compliance.

Because the Contractor will be acting as an independent contractor, the City assumes no responsibility for the Contractor’s acts.

3.11                        CONTINUATION DURING DISPUTES: Contractor agrees that notwithstanding the existence of any dispute between the parties, insofar as is possible, under the terms of the contract, the Contractor shall continue to perform the obligations required of Contractor during the continuation of any such dispute unless enjoined or prohibited by an Arizona Court of competent jurisdiction.

3.12                        EMERGENCY PURCHASES: The City reserves the right to purchase from other sources those items which are required on an emergency basis and cannot be supplied immediately from stock by the Contractor.

3.13                        STRICT PERFORMANCE: Failure of either party to insist upon the strict performance of any item or condition of the contract or to exercise or delay the exercise of any right or remedy provided in the contract, or by law, or the acceptance of materials or services, obligations imposed by this contract or by law shall not be deemed a waiver of any right of either party to insist upon the strict performance of the contract.

4.                                      COSTS AND PAYMENTS

4.1                               PAYMENT TERMS: The City shall make every effort to process payment for the purchase of material or services within 30 calendar days after receipt of a correct invoice unless a good faith dispute exists to any obligation to pay all or a portion of the account. Payment terms are specified in the proposal.

4.2                               PAYMENT DEDUCTION OFFSET PROVISION: Contractor acknowledges that the City Charter requires that no payment be made to any Contractor as long as there is an outstanding obligation due to the City. Contractor agrees that any obligation it owes to the City will be offset against any payment due to the Contractor from the City.

4.3                               LATE SUBMISSION OF CLAIM BY CONTRACTOR: The City will not honor any invoices or claims which are tendered one (1) year after the last item of the account accrued.

4.4                               DISCOUNTS: Payment discounts will be computed from the date of receiving acceptable products, materials and/or services or correct invoice, whichever is later to the date payment is mailed.

4.5                               NO ADVANCE PAYMENTS: Advance payments are not authorized. Payment will be made only for actual services or commodities that have been received.

4.6                               FUND APPROPRIATION CONTINGENCY: The Vendor recognizes that any agreement entered into shall commence upon the day first provided and continue in full force and effect until termination in accordance with its provisions. The Vendor and the City herein recognize that the continuation of any contract after the close of any given fiscal year of the City of Phoenix, which fiscal year ends on June 30 of each year, shall be subject to the approval of the budget of the City of Phoenix providing for or covering such contract item as an expenditure therein. The City does not represent that said budget item will be actually adopted, said determination being the determination of the City Council at the time of the adoption of the budget.

4.7                               MAXIMUM PRICES: The City shall not be invoiced at prices higher than those stated in any contract resulting from this proposal. Proposer certifies, by signing this proposal that the prices offered are no higher than the lowest price the Proposer charges other buyers for similar quantities under similar conditions. Proposer further agrees that any reductions in the price of the goods or services covered by this proposal and occurring after award will apply to the undelivered balance. The proposer shall promptly notify the City of such price reductions.

4.8                               F.O.B. POINT: All prices are to be quoted F.O.B. delivered, unless otherwise specified elsewhere in this solicitation.

5.                                      CONTRACT CHANGES

5.1                               CONTRACT AMENDMENTS: Contracts shall be modified only by a written contract amendment signed by the Deputy Finance Director and persons duly authorized to enter into contracts on behalf of the Contractor.

5.2                               ASSIGNMENT - DELEGATION: No right or interest in this contract nor monies due thereunder shall be assigned in whole or in part without written permission of the City, and no delegation of any duty of Contractor shall be made without prior written permission of the Deputy Finance Director, which may be withheld for good cause. Any assignment or delegation made in violation of this section shall be void.

5.3                               NON-EXCLUSIVE CONTRACT: Any contract resulting from this solicitation shall be awarded with the understanding and agreement that it is for the sole convenience of the City of Phoenix. The City reserves the right to obtain like goods or services from another source when necessary.

5.4                               AUTHORIZED CHANGES: The City reserves the right at any time to make changes in any one or more of the following: (a) specifications; (b) methods of shipment or packing; (c) place of delivery; (d) time of delivery; and/or (e) quantities. If the change causes an increase or decrease in the cost of or the time required for performance, an equitable adjustment may be made in the price or delivery schedule, or both. Any claim for adjustment shall be deemed waived unless asserted in writing within thirty (30) days from the receipt of the change. Price increases or extensions of delivery time shall not be binding on the City unless evidenced in writing and approved by the Deputy Finance Director prior to the institution of the change.

6.                                      RISK OF LOSS AND LIABILITY

6.1                               TITLE AND RISK OF LOSS: The title and risk of loss of material or service shall not pass to the City until the City actually receives the material or service at the point of delivery; and such loss, injury, or destruction shall not release seller from any obligation hereunder.

6.2                               ACCEPTANCE: All material or service is subject to final inspection and acceptance by the City. Material or service failing to conform to the specifications of this contract shall be held at Contractor’s risk and may be returned to the Contractor. If so returned, all costs are the responsibility of the Contractor. Noncompliance shall conform to the cancellation clause set forth in this document.

6.3                               GENERAL INDEMNIFICATION: Contractor shall indemnify, defend, save and hold harmless the City of Phoenix and its officers, officials, agents, and employees (hereinafter referred to as “Indemnitee”) from and against any and all claims, actions, liabilities, damages, losses, or expenses (including court costs, attorneys’ fees, and costs of claim processing, investigation and litigation) (hereinafter referred to as “Claims”) for bodily injury or personal injury (including death), or loss or damage to tangible or intangible property caused, or alleged to be caused, in whole or in part, by the negligent or willful acts or omissions of Contractor or any of its owners, officers, directors, agents, employees or subcontractors. This indemnity includes any claim or amount arising out of or recovered under the Workers’ Compensation Law or arising out of the failure of such Contractor to conform to any Federal, State or local law, statute, ordinance, rule, regulation or court decree. It is the specific intention of the parties that the Indemnitee shall, in all instances, except for Claims arising solely from the negligent or willful acts or omissions of the Indemnitee, be indemnified by Contractor from and against any and all claims. It is agreed that Contractor will be responsible for primary loss investigation, defense and judgment costs where this indemnification is applicable. In consideration of the award of this contract, the Contractor agrees to waive all rights of subrogation against the City, its officers, officials, agents, and employees for losses arising from the work performed by the Contractor for the City.

6.4                               INDEMNIFICATION – PATENT, COPYRIGHT AND TRADEMARK. The Contractor shall indemnify and hold harmless the City against any liability, including costs and expenses, for infringement of any patent, trademark or copyright or other proprietary rights of any third parties arising out of contract performance or use by the City of materials furnished or work performed under this contract.

The Contractor agrees upon receipt of notification to promptly assume full responsibility for the defense of any suit or proceeding which is, has been, or may be brought against the City of Phoenix and its agents for alleged infringement, as well as for the alleged unfair competition resulting from similarity in design, trademark or appearance of goods by reason of the use or sale of any goods furnished under this contract and the Contractor further agrees to indemnify the City against any and all expenses, losses, royalties, profits and damages including court costs and attorney’s fees resulting from the bringing of such suit or proceedings including any settlement or decree of judgment entered therein. The City may be represented by and actively participate through its own counsel in any such suit or proceedings if it so desires. It is expressly agreed by the seller that these covenants are irrevocable and perpetual.

6.5                               FORCE MAJEURE: Except for payment of sums due, neither party shall be liable to the other nor deemed in default under this contract if and to the extent that such party’s performance of this contract is prevented by reason of force majeure. The term “force majeure” means an occurrence that is beyond the control of the party affected and occurs without its fault or negligence. Force majeure shall not include late performance by a subcontractor unless the delay arises out of a force majeure occurrence in accordance with this force majeure term and condition.

If either party is delayed at any time in the progress of the work by force majeure, the delayed party shall notify the other party in writing of such delay, as soon as is practical, of the commencement thereof and shall specify the causes of such delay in such notice. Such notice shall be hand-delivered or mailed certified-return receipt and shall make a specific reference to this provision, thereby invoking its provisions. The delayed party shall cause such delay to cease as soon as practicable and shall notify the other party in writing when it has done so. The time of completion shall be extended by contract modification for a period of time equal to the time that results or effects of such delay prevent the delayed party from performing in accordance with this contract.

6.6                               LOSS OF MATERIALS: The City does not assume any responsibility, at any time, for the protection of or for loss of materials, from the time that the contract operations have commenced until the final acceptance of the work by the project manager.

6.7                               DAMAGE TO CITY PROPERTY: Contractor shall perform all work so that no damage to the building or grounds results. Contractor shall repair any damage caused to the satisfaction of the City at no cost to the City.

Contractor shall take care to avoid damage to adjacent finished materials that are to remain. If finished materials are damaged, Contractor shall repair and finish to match existing material as approved by the City at Contractor’s expense.

7.                                      WARRANTIES

7.1                               GUARANTEE: Unless otherwise specified, all items shall be guaranteed for a minimum period of one (1) year from date of acceptance by the City against defects in material and workmanship. At any time during that period, if a defect should occur in any item that item shall be replaced or repaired by the Contractor at no obligation to the City except where it be shown that the defect was caused by misuse and not by faulty design.

7.2                               QUALITY: Contractor expressly warrants that all goods or services furnished under this contract shall conform to the specifications, appropriate standards, and will be new and free from defects in material or workmanship. Contractor warrants that all such goods or services will conform to any statements made on the containers or labels or advertisements for such goods, or services, and that any goods will be adequately contained, packaged, marked and labeled. Contractor warrants that all goods or services furnished hereunder will be merchantable, and will be safe and appropriate for the purpose which goods or services of that kind are normally used. If Contractor knows or has reason to know the particular purpose for which City intends to use the goods or services, Contractor warrants that goods or services furnished will conform in all respect to samples. Inspection, test, acceptance of use of the goods or services furnished hereunder shall not affect the Contractor’s obligation under this warranty, and such warranties shall survive inspection, test, acceptance and use. Contractor’s warranty shall run to City, its successors, and assigns.

7.3                               RESPONSIBILITY FOR CORRECTION: It is agreed that the Contractor shall be fully responsible for making any correction, replacement, or modification necessary for specification or legal compliance. In the event of any call back, Contractor agrees to give the City first priority. Contractor agrees that if the product or service offered does not comply with the foregoing, the City has the right to cancel the purchase at any time with full refund within 30 calendar days after notice of non-compliance and Contractor further agrees to be fully responsible for any consequential damages suffered by the City.

7.4                               LIENS: Contractor shall hold the City harmless from claimants supplying labor or materials to the Contractor or his subcontractors in the performance of the work required under this contract. Contractor shall provide written certification that all liens against materials and labor have been satisfied, before the City will make payment.

7.5                               QUALITY STANDARDS OF MATERIAL AND SERVlCES: If desired by the City, items/services proposal shall be subjected to testing, dissection or analysis by a recognized testing laboratory or consultant selected by the City to determine that the material(s) submitted for proposal conform to the proposal specifications. The cost of testing, dissection or analysis shall be borne by the proposer.

7.6                               REPAIR AND REPLACEMENT PARTS: Repair or replacement parts for existing equipment may be accomplished by the Contractor using other than original equipment manufacturer’s (OEM) parts. However, all parts or equipment furnished must be equal or exceed that of the original equipment manufacturer(s) in material and warranty.

7.7                               WORKMANSHIP: Where not more specifically described in any of the various sections of these specifications, workmanship shall conform to all of the methods and operations of best standards and accepted practices of the trade or trades involved, and shall include all items of fabrication, construction or installation regularly furnished or required for completion of the services. All work shall be executed by personnel skilled in their respective lines of work.

8.                                      CITY’S CONTRACTUAL RIGHTS

8.1                               RIGHT TO ASSURANCE: Whenever one party to this contract in good faith has reason to question the other party’s intent to perform, the former party may demand that the other party give a written assurance of this intent to perform. In the event that a demand is made and no written assurance is given within five (5) days, the demanding party may treat this failure as an anticipatory repudiation of this contract.

8.2                               NON-EXCLUSIVE REMEDIES: The rights and remedies of the City under this Contract are non-exclusive.

8.3                               DEFAULT IN ONE INSTALLMENT TO CONSTITUTE BREACH: Each installment or lot of the agreement is dependent on every other installment or lot and a delivery of non-conforming goods or a default of any nature under one installment or lot will impair the value of the whole agreement and constitutes a total breach of the agreement as a whole.

8.4                               ON TIME DELIVERY: Because the City is providing services which involve health, safety and welfare of the general public, delivery time is of the essence. Delivery must be made in accordance with the delivery schedule promised by the Proposer.

8.5                               DEFAULT: In case of default by the proposer, the City may, by written notice, cancel this contract and repurchase from another source and may recover the excess costs by (1) deduction from an unpaid balance due; (2) collection against the proposal and/or performance bond, or (3) a combination of the aforementioned remedies or other remedies as provided by law.

8.6                               COVENANT AGAINST CONTINGENT FEES: Seller warrants that no person or selling agent has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employers or bona fide established commercial or selling agencies maintained by the seller for the purpose of securing business. For breach or violation of this warranty, the City shall have the right to annul the contract without liability or in its discretion to deduct from the contract price a consideration, or otherwise recover the full amount of such commission, brokerage or contingent fee.

8.7                               ESTIMATED QUANTITIES OR DOLLAR AMOUNTS (REQUIREMENTS CONTRACTS ONLY): Quantities and dollar amounts listed are the City’s best estimate and do not obligate the City to order or accept more than City’s actual requirements during period of this agreement, as determined by actual needs and availability or appropriated funds. It is expressly understood and agreed that the resulting contract is to supply the City with its complete actual requirement for the contract period, except that the estimated quantity shown for each proposal item shall not be exceeded by 10 percent without the express written approval of the Deputy Finance Director, Purchasing Division. Any demand or order made by any employee or officer of the City of Phoenix, other than the Deputy Finance Director, Purchasing Division or designated representative, for quantities in excess of the estimated quantities and dollar amounts shall be void if the written approval of the Deputy Finance Director was not received prior to the Contractor’s performance.

8.8                               COST JUSTIFICATION: In the event only one response is received, the City may require that the proposer submit a cost proposal in sufficient detail for the City to perform a cost/price analysis to determine if the proposal price is fair and reasonable.

9.                                      CONTRACT TERMINATION

9.1                               GRATUITIES: The City may, by written notice to the Contractor, cancel this contract if it is found that gratuities, in the form of entertainment, gifts or otherwise, were offered or given by the Contractor or any agent or representative of the Contractor, to any officer or employee of the City making any determinations with respect to the performing of such contract. In the event this contract is canceled by the City pursuant to this provision, the City shall be entitled, in addition to any other rights and remedies, to recover or withhold from the Contractor the amount of the gratuity.

9.2                               CONDITIONS AND CAUSES FOR TERMINATION: This contract may be terminated at any time by mutual written consent, or by the City, with or without cause, upon giving thirty (30) days written notice to Contractor. The City at its convenience, by written notice, may terminate this contract, in whole or in part. If this contract is terminated, the City shall be liable only for payment under the payment provisions of this contract for services rendered and accepted material received by the City before the effective date of termination. Title to all materials, work-in-process and completed but undeliverable goods, will pass to the City after costs are claimed and allowed. The Seller shall submit detailed cost claims in an acceptable manner and shall permit the City to examine such books and records as may be necessary in order to verify the reasonableness of any claims.

The City reserves the right to cancel the whole or any part of this contract due to failure of Contractor to carry out any term, promise, or condition of the contract. The City will issue a written notice of default to Contractor for acting or failing to act as in any of the following:

In the opinion of the City, Contractor provides personnel who do not meet the requirements of the contract;

In the opinion of the City, Contractor fails to perform adequately the stipulations, conditions or services/specifications required in this contract;

In the opinion of the City, Contractor attempts to impose on the City personnel or materials, products or workmanship, which is of an unacceptable quality.

Contractor fails to furnish the required service and/or product within the time stipulated in the contract;

In the opinion of the City, Contractor fails to make progress in the performance of the requirements of the contract and/or give the City a positive indication that Contractor will not or cannot perform to the requirements of the contract.

9.3                               CONTRACT CANCELLATION: All parties acknowledge that this contract is subject to cancellation by the City of Phoenix pursuant to the provision of Section 38-511, Arizona Revised Statutes.

CITY OF PHOENIX
Purchasing Division
SECTION III - SPECIAL TERMS AND CONDITIONS	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

1.             DEFINITION OF TERMS

Additional Services -	Additional tasks and services required of the Contractor, as directed by the City, for events and situations associated with providing comprehensive bus shelter and passenger facilities maintenance.

Bus Stop -	Passenger and bus operations area. Passenger activities include waiting, boarding, unloading and circulation to and from adjacent areas.

Bench Unit -	Consists of bench and trash receptacle.

Bus Stop Furniture - (or Transit Furniture)	May consist of a transit shade structure, bench, trash receptacle or other transit components provided at a bus stop or passenger facility for the comfort and convenience of waiting passengers.

Cleaning/Maintenance -	Regularly scheduled cleaning/maintenance tasks, minor repairs, and other responsibilities.

City -	City of Phoenix Public Transit Department.

Complaint -	A grievance from the public.

Graffiti -	Written or etched inscription or scribbling, stickers.

Hazard -	Some form of danger to persons and or property.

Installation -	Placement and securement of transit furniture.

Light Inspection -	Drive by inspection to ensure the light under the shade structure functions properly.

Maintenance Inventory -	Adequate materials and supplies necessary to perform within the work scope and time frame required.

Passenger Facility -	Park-and-Ride, Transit Center

Relocation -	Remove from one site and reinstall at another.

Removal -

Elimination of transit furniture from a bus stop site for storage at Contractor’s facility and restore the site to safe and attractive condition (i.e. cut bolts flush to transit furniture pad, fill holes with concrete, etc.).

Repair -	Fix, mend, patch and/or paint.

Routine Services -	Regularly scheduled tasks, minor repairs, and other responsibilities.

Security Building -	Approximately 300 sq. ft. building used to house security staff.

Shade Bench Unit -	Consists of a covered bench and a trash receptacle. May include a solar lighting unit.

Shade Structure -	A structure located at a bus stop that provides seating and protection from the elements for the convenience of waiting passengers.

Shade Structure Unit -	Consists of a transit Shade Structure with bench (es) and trash receptacle and optional lighting unit. Types:

•  Advertising (shade structure with an advertising kiosk)

•  Art (unit designed and fabricated by an artist through the Arts Commission)

•  Developer (unit constructed by a private developer)

•  City of Phoenix owned

Solar Lighting Unit -	A lighting system comprised of a light fixture, solar panel, gel battery and photocell.

Transit Pad -	Concrete slab (may come with or without special pavers) located at a bus stop. The function is to provide pavement to secure transit furniture and to allow an accessible landing area for passengers.

Vandalism -	Willful or malicious destruction or defacement of public property.

2.             FOB POINT

Prices quoted shall be FOB destination and delivered, as required, to the following point(s): various Public Transit facilities.

3.             SITE INSPECTION

The City will not conduct site inspections of the bus stops and/or passenger facilities. All facilities are open to the public and available for inspection. Proposers should visit the sites and familiarize themselves with any conditions which may affect performance and proposal prices. Submission of a proposal will be prima facie evidence that the Proposer is aware of all conditions affecting performance and proposal prices.

4.             INQUIRIES

Proposers are encouraged to send questions immediately upon receipt of this RFP so that all relevant questions and information needs can be identified and answered, and that adequate time is available to prepare a comprehensive and complete response.

All inquiries that arise relating to this RFP shall be directed, in writing, to City of Phoenix Finance Department, Attn: Rose M. Camacho, Procurement Supervisor, 251 W. Washington Street, 8th Floor, Phoenix, Arizona 85003, or via e-mail to rose.camacho@phoenix.gov. To be considered, written inquiries shall be received at the above address by 5:00 p.m., October 28, 2005. The City will not respond to oral requests.

Any changes to the RFP resulting from inquiries will be in the form of a written addendum, which will be furnished to all Proposers. Only written responses provided in the addendum shall be official and binding.

5.             PRICE

All prices quoted shall be firm and fixed for the length of the contract. After the initial term of the contract, the City may decide to exercise its option to extend the contract for an additional year. Pass-through price adjustments may be accepted for the option year(s) provided said adjustment(s) are requested in writing and are accompanied by written documentation of the Contractor’s increase in cost to perform services.

6.             PROPOSAL CONTENT AND EVALUATION CRITERIA

Proposals will be evaluated and scored by members of an evaluation committee in accordance with the following criteria. The proposal shall be specific and complete in every detail, prepared in a simple straightforward manner with concise information of your firm’s capabilities to provide the service satisfactorily. In addition, the committee MAY request a formal presentation from the highest ranked Offerors before a final recommendation is made.

The City seeks a proposal that provides the best solution for the procurement yet allows the Proposer to provide a cost effective solution. The proposal shall be a detailed description of the proposed solution, the management approach for completing the work, and the Proposer’s capabilities. It shall incorporate, in a section-by-section basis, sufficient information to permit a thorough understanding of the proposed solution, and enable the City to arrive at a sound determination as to whether or not the proposal will meet the requirements, without the need for any additional information or discussion.

Proposals shall be organized according to the following criterion, and, as a minimum, contain the information listed below.

A.            Management Summary

•              Understanding of the City’s requirements and proposed method of satisfying the requirements of the contract. This should be accomplished by covering the Statement of Work within the requirements and restrictions given in this RFP.

•              Define labor distribution and frequency of tasks by type of facility, size and location. Provide the number of employees and amount of time it will take to perform services at a bus stop with sign only, bus stop without shade structure (bench and/or trash receptacle) and bus stop with furniture including a shade structure.

•              Proposed detailed maintenance procedure for bus stop and passenger facility repairs.

•              Maintenance procedure for response to emergencies or special requests.

•              State contract administration plan and performance oversight.

•              Communication plan between Proposer and City staff.

B.            Qualifications and Experience of the Firm

•              Detail the firm’s experience in handling similar size contracts. Proposer shall list, as a minimum, five (5) firms or government organizations for which the Proposer is currently furnishing or has furnished, in the past, similar services. Provide company name, contact, address and current phone number.

•              Provide a brief description of the firm’s history.

•              List of five (5) current clients as references.

•              Provide a list of equipment and equipment operators.

•              Describe financial capacity to perform the required services, strength and stability of the firm.

C.            Cost of Services

•              Supply data in support of prices quoted.

D.            Tracking and Reporting Capabilities

•              Describe Proposer’s database capabilities for tracking all maintenance work.

•              Provide samples of reports.

•              Describe Proposer’s ability to generate reports and the nature of those reports. Ability and willingness to work with City staff and develop meaningful reports that shall be periodically submitted to the City.

E.             Staff and Support Services

•              Identify proposed staff members who would be involved in implementing and operating the City’s program and submit brief resumes detailing their qualifications. Include information on levels of training received by each staff member and detailed descriptions of their involvement with projects of similar scope.

•              Describe adequacy of labor commitment.

Describe employee training and incentive programs. Give history of employee stability.

7.             AWARD

Award will be made on an all or none basis. Prices must be shown for each item listed. Proposals submitted without individual item price listed will be considered as non-responsive and rejected. Award will be made to the Proposer who has demonstrated the ability to perform the required services and provide the necessary equipment and staff in an acceptable manner, price notwithstanding. Demonstrated capability and understanding of the Proposer to accomplish the scope of work required in the proposal will also be considered. This includes performance history and reference on past and current contracts. The City reserves the right to consider any other factor(s) in its proposal evaluation if considered in the best interest of the City to do so.

8.             METHOD OF ORDERING (VERBAL ORDERS)

Individuals specifically authorized by the Deputy Finance Director, Purchasing Division, will place verbal orders directly to Contractor. Written purchase orders will not be issued. Invoice(s) will be mailed to ordering agency.

9.             METHOD OF INVOICING (VENDOR INVOICE)

Invoice must include the following:

A.            City purchase order number, requisition number, or contract agreement number.

B.            Items listed individually by the written description and part number.

C.            Unit price, extended and totaled.

D.            Quantity ordered, back ordered, and shipped.

E.             Applicable tax.

F.             Invoice number and date.

G.            Requesting department name and “ship-to” address.

H.            Payment terms.

I.              FOB terms.

10.          METHOD OF PAYMENT

Contractor will be paid on a monthly basis in arrears. Contractor shall submit one (1) invoice to the City for maintenance work performed during the previous month. Invoice shall be submitted with the monthly status report and after completion of the months work. Invoice(s) must contain the date, agreement number or proposal number under which the purchase was awarded. Invoices for additional services and transit furniture installation, removal, and relocation must be submitted separately. Invoices must include the unit cost(s) and/or the labor rate specified in the proposal, unit quantity, and/or hours of labor, and location of work performed. Invoices for reimbursement of City approved components and inventory purchased by the Contractor must include a legible copy of the suppliers original invoice(s) (with prices shown) submitted to the Contractor.

NOTE: Payment of invoice(s) will be delayed if an invoice is submitted incorrect or incomplete. Invoice must include all of the information listed above. Contractor to submit monthly invoice to:

City of Phoenix/Public Transit Department

302 North First Avenue, Suite 900

Phoenix, AZ 85003

Attn: Reed Caldwell, Deputy Public Transit Director

11.          ADDITIONS AND/OR DELETIONS

The City reserves the right to add and/or delete bus stop locations and passenger facilities covered by this contract.

Bus Stops (Sign Only)

During the term of this contract, the City expects to add approximately 300 new bus stops, without furniture, as a result of additional service miles (approximately 40 the first year, 60 the second, and 200 the third year). Once the new bus stops are installed and added to the contract, a new monthly cost of services will be calculated by using the following formula:

Formula

Total Monthly Cost + Number of Bus Stops = Cost Per Bus Stop
Cost Per Bus Stop X New Number of Bus Stops = New Monthly Cost of Services
If bus stops are deleted, the new monthly cost will be decreased accordingly.

Bus Stops without Shade Structure

A total of 530 bus stops have a City owned bench and/or trash receptacle but do not have a shade structure. For additions and deletions of bus stops, the monthly cost of services will be adjusted according to the formula shown above.

Bus Stops with Shade Structure

A total of 660 bus stops have City owned transit furniture, including a shade structure. For additions and deletions of bus stops, the monthly cost of services will be adjusted according to the formula shown above.

Facilities

Passenger facilities may be added during the length of the contract. The contract will be amended to include the additional facility and the Contractor will be compensated for the maintenance of the new location. Additional compensation will be based on the contract price of a similar size facility.

12.          INSURANCE REQUIREMENTS (Standard Service/Commodity Contracts)

Contractor and subcontractors shall procure and maintain until all of their obligations have been discharged, including any warranty periods under this Contract are satisfied, insurance against claims for injury to persons or damage to property which may arise from or in connection with the performance of the work hereunder by the Contractor, his agents, representatives, employees or subcontractors.

The insurance requirements herein are minimum requirements for this Contract and in no way limit the indemnity covenants contained in this Contract.

The City in no way warrants that the minimum limits contained herein are sufficient to protect the Contractor from liabilities that might arise out of the performance of the work under this Contract by the Contractor, his agents, representatives, employees, or subcontractors. Contractor is free to purchase such additional insurance as may be determined necessary.

MINIMUM SCOPE AND LIMITS OF INSURANCE: Contractor shall provide coverage with limits of liability not less than those stated below:

1.             Commercial General Liability – Occurrence Form

Policy shall include bodily injury, property damage and broad form contractual liability coverage.

General Aggregate	$2,000,000
Products – Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury	$1,000,000
Each Occurrence	$1,000,000

The policy shall be endorsed to include the following additional insured language: “The City of Phoenix shall be named as an additional insured with respect to liability arising out of the activities performed by, or on behalf of the Contractor”.

2.             Automobile Liability

Bodily injury and property damage for any owned, hired, and non-owned vehicles used in the performance of this Contract.

Combined Single Limit (CSL)	$1,000,000

The policy shall be endorsed to include the following additional insured language: “The City of Phoenix shall be named as an additional insured with respect to liability arising out of the activities performed by, or on behalf of the Contractor, including automobiles owned, leased, hired or borrowed by the Contractor”.

3.             Worker’s Compensation and Employers’ Liability

Workers’ Compensation	Statutory
Employers’ Liability
Each Accident	$100,000
Disease – Each Employee	$100,000
Disease – Policy Limit	$500,000

Policy shall contain a waiver of subrogation against the City of Phoenix.

ADDITIONAL INSURANCE REQUIREMENTS: The policies shall include, or be endorsed to include, the following provisions:

1.             On insurance policies where the City of Phoenix is named as an additional insured, the City of Phoenix shall be an additional insured to the full limits of liability purchased by the Contractor even if those limits of liability are in excess of those required by this Contract.

2.             The Contractor’s insurance coverage shall be primary insurance and non-contributory with respect to all other available sources.

3.             Coverage provided by the Contractor shall not be limited to the liability assumed under the indemnification provisions of this Contract.

NOTICE OF CANCELLATION: Each insurance policy required by the insurance provisions of this Contract shall provide the required coverage and shall not be suspended, voided, canceled, reduced in coverage or endorsed to lower limits except after thirty (30) days prior written notice has been given to the City. Such notice shall be sent directly to City of Phoenix, Purchasing Department, 251 W. Washington Street, 8th Floor, Phoenix, Arizona 85003 and shall be sent by certified mail, return receipt requested.

ACCEPTABILITY OF INSURERS: Insurance is to be placed with insurers duly licensed or approved unlicensed companies in the state of Arizona and with an “A.M. Best” rating of not less than B+ VI. The City in no way warrants that the above-required minimum insurer rating is sufficient to protect the Contractor from potential insurer insolvency.

VERIFICATION OF COVERAGE: Contractor shall furnish the City with certificates of insurance (ACORD form or equivalent approved by the City) as required by this Contract. The certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf.

All certificates and endorsements are to be received and approved by the City before work commences. Each insurance policy required by this Contract must be in effect at or prior to commencement of work under this Contract and remain in effect for the duration of the project. Failure to maintain the insurance policies as required by this Contract or to provide evidence of renewal is a material breach of contract.

All certificates required by this Contract shall be sent directly to City of Phoenix, Purchasing Department, 251 W. Washington Street, 8th Floor, Phoenix, Arizona 85003. The City reserves the right to require complete, certified copies of all insurance policies required by this Contract at any time. DO NOT SEND CERTIFICATES OF INSURANCE TO THE CITY’S RISK MANAGEMENT DIVISION.

SUBCONTRACTORS: Contractors’ certificate(s) shall include all subcontractors as additional insureds under its policies or Contractor shall furnish to the City separate certificates and endorsements for each subcontractor. All coverages for subcontractors shall be subject to the minimum requirements identified above.

APPROVAL: Any modification or variation from the insurance requirements in this Contract shall be made by the Law Department, whose decision shall be final. Such action will not require a formal Contract amendment, but may be made by administrative action.

INDEMNIFICATION: Contractor shall indemnify, defend, save and hold harmless the City of Phoenix and its officers, officials, agents, and employees (hereinafter referred to as “Indemnitee”) from and against any and all claims, actions, liabilities, damages, losses, or expenses (including court costs, attorneys’ fees, and costs of claim processing, investigation and litigation) (hereinafter referred to as “Claims”) for bodily injury or personal injury (including death), or loss or damage to tangible or intangible property caused, or alleged to be caused, in whole or in part, by the negligent or willful acts or omissions of Contractor or any of its owners, officers, directors, agents, employees or subcontractors. This indemnity includes any claim or amount arising out of or recovered under the Workers’ Compensation Law or arising out of the failure of such Contractor to conform to any federal, state or local law, statute, ordinance, rule, regulation or court decree. It is the specific intention of the parties that the Indemnitee shall, in all instances, except for Claims arising solely from the negligent or willful acts or omissions of the Indemnitee, be indemnified by Contractor from and against any and all claims. It is agreed that Contractor will be responsible for primary loss investigation, defense and judgment costs where this indemnification is applicable. In consideration of the award of this contract, the Contractor agrees to waive all rights of subrogation against the City, its officers, officials, agents and employees for losses arising from the work performed by the Contractor for the City.

13.          PARTIAL PAYMENTS

Partial payments are not authorized on individual written purchase orders issued for this procurement. Payment will be made upon final delivery and acceptance of all supplies or services ordered on each purchase order issued against the agreement.

14.          OPTION TO EXTEND

The City may, at their option and with approval of the Contractor, extend the period of this agreement up to two (2) additional year(s), in increments of one year.

15.          ACCESS TO WORK AREA

The project manager will identify project areas, storage area and parking to be utilized by the Contractor.

16.          SUSPENSION OF WORK

The City and the project manager reserve the right to suspend work wholly or in part if deemed necessary for the best interest of the City of Phoenix. This suspension will be without compensation to the Contractor, other than to adjust the contract completion/delivery requirements.

17.          HAZARDOUS MATERIALS REQUIREMENTS

Proposer shall provide a copy of the current Material Safety Data Sheet (MSDS) for the product(s) offered. The MSDS must include all chemical compounds present in concentrations greater than 0.1% for each product offered. The Contractor shall provide required safety and health training for City employees on each product offered and for proper product use, storage, and disposal, when requested by the City. The Contractor further agrees to accept returned empty containers for disposal purposes, if and when requested by the City. The cost for any requested training and disposal of used containers shall be included in the proposal price for the product. The Contractor shall also accept returned product that was purchased as a result of this RFP or RFQ and for which the City no longer needs the product. Returned product will be in its original container(s), unopened, and must be returned at least forty-five (45) calendar days prior to any shelf-life expiration date noted on the product container(s).

All product containers provided should exhibit the Hazardous Material Identification System (HMIS) and/or the National Fire Protection Association (NFPA) labels/ratings on the containers.

City reserves the right to purchase the product that in the City’s opinion is the least hazardous material suitable for use in the City’s operations, price not withstanding.

18.          COMMUNICATION IN ENGLISH

It is mandatory that the lead person assigned to any facility be able to speak, read and write in English in order to communicate with the site contact.

19.          AUTHORIZED PESTICIDES

The Contractor shall not use Category I pesticides on any City of Phoenix properties unless specifically approved by the Office of Environmental Programs and Personnel Safety. The Contractor shall avoid Category II pesticide use whenever possible, unless specifically approved by the Office of Environmental programs and Personnel Safety. The Contractor shall use Category III pesticides whenever they are effective.

Proposer shall submit a list of chemical pesticides by trade name, EPA registration number and category (includes herbicides, insecticides, rodenticides, etc.) offered with their proposal response.

The Contractor shall obtain City approval prior to using any other product not originally submitted and approved for use. Any product containing chlopyrofos shall not be used on City properties except as a termiticide. Any product containing chlorpyrofos must be applied in compliance with the most current labeling restrictions and/or most current EPA specifications at the time of the application. Prior approval for use of any pesticide containing chlorpyrofos must be obtained from the City of Phoenix Office of Environmental Programs and Personnel Safety.

20.          UNSATISFACTORY PERFORMANCE

The City shall decide all questions which may arise as to the quality and acceptability of any work performed under the resultant contract. If, in the opinion of the City, performance becomes unsatisfactory, the City shall notify the Contractor. The Contractor shall have four (4) hours from that time to correct any specific instances of unsatisfactory performance. In the event the unsatisfactory performance is not corrected within the time specified above, the City shall have the immediate right to complete the work to its satisfaction and deduct the cost to cover from any balances due or to become due to the Contractor in the form of liquidated damages. Repeated incidences of unsatisfactory performance may result in cancellation of the agreement for default.

21.          LIQUIDATED DAMAGES

If the Contractor fails to perform the services within the time specified in the contract, or any extension thereof, the actual damages to the City for the delay will be difficult or impossible to determine. Therefore, in lieu of actual damages, the Contractor shall pay to the City as fixed, agreed, and liquidated damages, the amount of $25 per occurrence per day. After being contacted by the City, the Contractor shall immediately respond to the complaint and take corrective action at no cost to the City.

The City may terminate this contract in whole or part as provided in the “Default” provision. In that event, the Contractor shall be liable for such liquidated damages accruing until such time as the City may reasonably obtain delivery or performance of similar services. The Contractor shall not be charged with liquidated damages when the delay arises out of causes beyond the control and without the fault or negligence of the Contractor.

22.          ENVIRONMENTALLY PREFERRED PRODUCTS

The City of Phoenix has adopted a pollution prevention (P2) policy to provide sound environmental stewardship, protect human health, reduce operating expenses associated with the use of hazardous materials, and reduce potential liability to the City. The policy reflects our environmentally preferable purchasing (EPP) initiative. “Environmentally preferred” means products or services that a have a lesser or reduces effect on human health and the environment when compared with competing products or services that serve the same purpose. This comparison considers the potential employee health and environmental effects of a product, as well as special funding requirements, and disposal costs.

The products that are selected for use in this contract should avoid physical and health hazards. Proposers are encouraged to use the chemical product material safety data sheets (MSDS) provided by manufacturers to make this determination. Acceptable products shall adhere to the following criteria and applies to all chemicals used for this contract:

•              Chemical constituents not listed as SARA Title III, Section 313 chemicals;

•              Chemicals with less than 0.5 percent phosphorous-containing constituents;

•              Corrosivity (pH) greater than 2 and less than 12.5;

•              Flashpoint greater than 150 degrees F;

•              No carcinogenic, mutagenic, or teratogenic constituents;

•              Volatile Organic Compounds (VOCs) – All products shall meet the applicable National Volatile Organic

Compound Emission Standards for Consumer Products as defined in the Code of Standards for Consumer Products as defined in the Code of Federal Regulations, 40 CFR Part 59, Subpart C, and Sections 201-214. The City maintains the right to request that proposers supply certification of compliance from the manufacturer. Information on the amount of VOCs contained in a product can be obtained from the product manufacturer and, in some cases, may be found under “Physical/Chemical Characteristics” (typically Section III) of the MSDS.

All products must be delivered in a non-aerosol formulation such as ready-to-use pump action sprays, air-charged refillable containers, or concentrates that can be dispensed into spray bottles for use. Aerosol sprays typically emit more VOC’s and contribute to ozone air pollution.

23.          PERFORMANCE INTERFERENCE

Contractor shall notify the department contact immediately of any occurrence and/or condition that interferes with the full performance of the contract, and confirm it in writing within twenty-four (24) hours.

Department Contact: Reed Caldwell

Phone: 602-495-0000

24.          CONTRACTOR’S PERFORMANCE

Contractor shall furnish all necessary labor, tools, equipment, and supplies to perform the required services at the City facilities designated. The City’s authorized representative will decide all questions which may arise as to the quality and acceptability of any work performed under the contract. If, in the opinion of the City’s authorized representative, performance becomes unsatisfactory, the City shall notify the Contractor.

The Contractor will have twenty-four (24) hours from that time to correct any specific instances of unsatisfactory performance. In the event the unsatisfactory performance is not corrected within the time specified above, the City shall have the immediate right to complete the work to its satisfaction and shall deduct the cost to cover from any balances due or to become due the Contractor. Repeated incidences of unsatisfactory performance may result in cancellation of the agreement for default.

25.          EQUIPMENT/SAFETY

The Contractor shall be responsible for providing and for the placement of barricades, tarps, plastic, flag tape and other safety/traffic control equipment required to protect its employees, the public, surrounding areas, equipment and vehicles. The flow of vehicular traffic shall not be impeded at any time during this project. The safety of the Contractor’s employees and the public is of prime concern to the City, and the Contractor must take all necessary steps to assure proper safety during the performance of the Contractor.

26.          RIGHT-OF-WAY MANAGEMENT PROGRAM

Pursuant to Phoenix City Code, Article XV, the Contractor must comply with the City Right-of-Way Management Program as outlined below.

Plan Complainants:

A.    Certification: Agencies wanting to set and/or remove temporary traffic control devices must go through an annual training program. Call (602)262-6235 to register for training.

B.    Impound Authority: City has authority to remove and store traffic control devices in emergency situations or as a last resort if the owner will not pick them up.

C.            Civil Sanctions for temporary traffic control violations:

Civil Sanction Per Day	Violation Description
$1,500	Presenting an eminent risk of death or injury to the public within the public right-of-way

$1,000	Restricting the right-of-way without proper certification or a right-of-way temporary use permit

$1,000	Restricting traffic during peak traffic hours as described in the traffic barricade manual without authorization

$1,000	Failing to correct or cure a violation, as listed in this table, within the time period stated on the warning notice.

$1,000	Restricting traffic at signalized intersections without active work occurring.

$500	Closing a sidewalk improperly or without proper certification and/or a right-of-way temporary use permit

$500	Violating the restriction limits, times and locations, of the right-of-way temporary use permit

Civil Sanction Per Day	Violation Description

$250	Leaving advanced warning signs facing traffic after restriction as been removed – one direction.

$250	Leaving traffic control devices in the right-of-way twenty-four ours after temporary right-of-way use permit expires

D.            Parking Meter Fees - to take out of service: $35 application fee & $10 per meter per day.

27.          CLEANING

The Contractor shall keep the premises clean of all rubbish and debris generated by the work involved and shall leave the premises neat and clean. All surplus material, rubbish, and debris shall be disposed of by the Contractor at the Contractor’s expense. The work area shall be cleaned at the end of each work day.

All materials, tools, equipment, etc., shall be removed or safely stored. The City is not responsible for theft or damage to the Contractor’s property. All possible safety hazards to workers or the public shall be corrected immediately and left in a safe condition at the end of each work day. If there is a question in this area, the project manager will be consulted.

28.          HOURS OF WORK

All work under this contract shall accommodate transit service hours and shall be coordinated with the project manager. Any changes to the established schedule must have prior approval of the project manager.

29.          FINAL INSPECTION AND APPROVAL

The Contractor will request the project manager to conduct a site inspection after the project is complete. The project manager will prepare a “punch–list” during the inspection and will forward a copy of the “punch-list” to the Contractor.

After the “punch-list” items have been corrected, the Contractor will request a final inspection with the project manager. Final project approval is contingent upon the project manager’s final inspection and written approval.

30.          TYPES OF WORK SUPERVISION

The Contractor shall provide on–site supervision and appropriate training to assure competent performance of the work and the Contractor or authorized agent will make sufficient daily routine inspections to insure the work is performed as required by this contract. Contractor’s job manager, supervisor and at least one employee on-site must be able to read chemical labels, job instructions and signs, as well as converse in English with management personnel.

31.          SERVICE LOCATIONS

In order to minimize the City’s transportation and handling costs, the proposer’s location(s) will be a factor in the City’s award decision.

32.          SPECIFICATIONS

The specifications and drawings associated with this project are intended to generally describe a complete installation. Any additional materials or labor required for the complete project as intended shall be provided by the Contractor, whether or not it has been detailed in these documents.

33.          EMPLOYEE IDENTIFICATION AND FACILITY ACCESS

All employees are to be in clean, neat uniforms that bear the employee name, company name and an identification badge with name, picture, and company name. Identification badges shall be approved by the City. Access to each facility shall be as directed by the City. Only authorized Contractor employees are allowed on the premises of City facilities. Contractor employees are not to be accompanied in the work area by acquaintances, family members, assistants or any other person unless said person is an authorized Contractor employee. Contractor employees shall check in and out with the security guard at the passenger and operating facilities, if applicable.

34.          SUBCONTRACTORS AND SUPPLIERS

The Contractor shall provide a list, with their proposal, of all subcontractors and suppliers who will perform various specialized tasks. The City must be notified immediately of any additions or changes to the subcontractors or suppliers.

35.          QUARTERLY REVIEW

The City will conduct a quarterly compliance review with the Contractor to discuss any previous and upcoming issues. The Contractor will be notified of the exact time and place of each meeting.

36.          PRE-COMMENCEMENT MEETING

Successful Proposer shall be required to attend a pre-commencement meeting with the City no less than three (3) weeks prior to the contract start date.

CITY OF PHOENIX
Purchasing Division
SECTION IV - SCOPE OF WORK	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

1.             INTRODUCTION

The Contractor shall furnish all necessary trained personnel, supervision, scheduling, fuel, equipment, vehicles, and tools (and their maintenance), cleaning supplies, paint, permits and licenses necessary to perform bus stop and facility maintenance in strict accordance with the terms, conditions, and specifications described in this RFP.

The objective of this RFP is to award a contract to a qualified Proposer who can ensure consistent, high quality maintenance and can provide the City with clean, attractive and safe bus stops, transit centers and park-and-ride facilities at all times. Well-maintained bus stops and passenger facilities encourage transit ridership, enhance transit’s image in the community, and minimize customer complaints.

1.1          Background

The City has approximately 1,625 transit route miles that includes 3,944 bus stops. The hours of service range from approximately 4:00 a.m. to approximately 12:00 a.m. Over 31,000,000 patrons use these bus stops on an annual basis. Bus stops are generally placed approximately one-quarter of a mile apart. However, in high density areas, bus stop numbers, placement and features may change as needed to support transit operations.

Of the 3,944 bus stops, the Contractor shall be responsible for the maintenance of 2,951 stops. There are 1,760 City bus stop locations with no furniture and 1,191 bus stops treated with some type of City owned transit furniture that may include, but are not limited to, a bench, trash receptacle and shade structure. Due to the volume of information, a list of all bus stop locations will be provided on a CD and distributed at the pre-proposal conference. The list will indicate the location and the type of furniture, if any, is installed at that particular bus stop. It is the Contractor’s responsibility to review the detailed information on the CD and conduct site inspections prior to submitting a proposal.

Currently, there are eleven (11) passenger facilities consisting of six (6) transit centers and five (5) park-and-rides. These facilities provide an opportunity to increase transit use, improve efficiency of transit operations in the region, and enhance the communities in which they are located. Maintenance of the facilities accommodates the needs of passengers, transit operations, and the adjacent property owners.

Exhibit A lists and generally describes the features and size for each transit passenger facility. The facilities vary in size from 0.25 acres to 16.84 acres. Hours of operation extend from approximately 3:00 a.m. until 12:00 a.m., generally seven (7) days per week.

2.             SCOPE OF WORK

The Contractor is responsible for providing the necessary number of adequately trained staff, proper equipment in good operating condition, and appropriate levels of financial, management and administrative support to clean all bus stops three (3) times per week and to complete all required services to the satisfaction of the City. It is the Contractor’s sole responsibility to maintain clean bus stops and passenger facilities and to make adjustments, as needed, to the work schedule to maintain a high level of cleanliness.

In addition, the City has identified ten (10) of the busiest routes (Exhibit B) and the Contractor shall be required to clean the bus stops on these routes five (5) times per week. The City reserves the right to change the top ten routes periodically throughout the term of the contract depending on fluctuations in ridership and cleanliness.

BUS STOPS WITHOUT FURNITURE

2.1          Bus Stop Cleaning/Maintenance

Cleaning and maintenance of the bus stops without furniture shall include, but is not limited to the following:

2.1.1       Clean bus stop signs so as to be free of all foreign substances (gum, soda, food, graffiti, stickers, etc.) and non-transit related items.

2.1.2       Pick up trash and debris within 15 feet beyond the bus stop sign, within the City right-of-way, in both directions (including debris in curb and gutter).

2.1.3       If a trash receptacle is at the bus stop, empty trash and remove any loose trash or debris that may be at the bottom of each receptacle. Disinfect trash receptacles inside, outside and underneath. Remove stains and spills from receptacles and sidewalk. Replace with new trash liner. Trash liner can be outside of the receptacle.

2.1.4       Remove foreign substances (gum, soda spills, food, etc.) from concrete, sidewalk and/or brick payers, if applicable.

2.1.5       Contractor vehicles shall not impede normal traffic flow and the Contractor shall adhere to the City’s Traffic Barricade manual. Contractor must attend Right-of-way Management Program training provided by the Street Transportation Department.

2.1.6       Cleaning of bus stops shall be performed Monday through Friday, excluding City recognized holidays, during the hours of 6:00 a.m. and 6:00 p.m. Only after approval by the City may the Contractor perform work during any other day or time.

BUS STOPS WITH FURNITURE

2.2          Bus Stop Cleaning/Maintenance

Cleaning and maintenance of the bus stops with furniture shall include, but is not limited to the following:

2.2.1       Steam clean transit furniture three (3) times per week, except at the top ten (10) busiest routes identified in Exhibit B, which shall be steam cleaned five (5) times per week. Steam clean passenger concrete and/or brick paver waiting areas and adjacent sidewalk at bus stop sites. Cleaning chemicals shall not be used unless requested and approved by the City.

2.2.2       Wipe down transit furniture. Hand wipe shade structure ceiling panels. Disinfect bench seats and back. Remove and dispose all foreign and undesirable boxes, bags, or other debris and foreign substances.

2.2.3       Remove foreign substances (gum, soda spills, food, etc.) from concrete, sidewalk and/or brick pavers.

2.2.4       Clean signage, walls, seating, drinking fountains, kiosks, etc.

2.2.5       Clean and polish stainless steel fixtures at the RAPID shade structures and signs, and all other areas.

2.2.6       Hand wipe all shade structure light covers.

2.2.7       Pick up trash and debris within the maintenance area. Maintenance area includes the length of the transit pad plus 15 feet beyond each end of the transit pad and 5 feet beyond the depth of the transit pad but within the City right-of-way. Area includes debris in curb and gutter, all tree wells and planters, behind and underneath benches and shelters, around news racks, behind trash receptacles, or any other above grade obstacles. Blowers shall not be used. Vacuum cleaners are permitted.

2.2.8       Empty all trash receptacles. Remove any loose trash or debris that may be at the bottom of each receptacle. Disinfect trash receptacles inside, outside and underneath. Remove stains and spills from receptacles and sidewalk. Replace with new trash liner. Trash liner can be outside of the receptacle.

2.2.9       Remove graffiti, stickers and non-transit related signs and posters on all bus stop signs including the bus stop signs next to advertising benches, or other areas noted within the bus zone.

2.2.10     Paint touch-up to match existing paint color. Touch-up is to include scratches, graffiti, etches, etc.

2.2.11     Contractor vehicles shall not impede normal traffic flow and the Contractor shall adhere to the City’s Traffic Barricade manual. Contractor must attend Right-of-way Management Program training provided by the Street Transportation Department.

2.2.12     Art shade structure units and developer shade structure units:

•              Wipe down transit furniture. Remove and dispose of foreign substances from transit furniture and sidewalks. Remove and dispose of all foreign and undesirable trash.

•              Pick up trash and debris within a 10’ perimeter of the bus stop area that is in the City right-of-way (including debris in curb and gutter). Blowers shall not be used.

•              Empty trash receptacles daily. Disinfect trash receptacles inside, outside and underneath. Remove stains and spills from receptacle and sidewalk. Replace liner.

•              Any unsafe conditions, repairs or graffiti must be reported to the City immediately.

2.2.13     Cleaning of bus stops shall be performed Monday through Friday, excluding City recognized holidays, during the hours of 6:00 a.m. and 6:00 p.m. Only after approval by the City may the Contractor perform work during any other day or time.

PASSENGER FACILITIES

2.3          Passenger Facilities Cleaning/Maintenance

Contractor shall clean all passenger facilities daily, Monday through Friday, excluding City recognized holidays. Cleaning and maintenance of passenger facilities shall include, but is not limited to, the following:

2.3.1       Wipe down transit furniture. Hand wipe shade structure ceiling panels. Disinfect bench seats and back. Remove and dispose all foreign and undesirable boxes, bags, or other debris and foreign substances.

2.3.2       Remove foreign substances (gum, soda spills, food, etc.) from concrete, sidewalk, passenger waiting areas, etc.

2.3.3       Clean signage, walls, seating, kiosks, etc.

2.3.4       Clean and polish stainless steel fixtures at the RAPID shade structures and signs, and all other areas.

2.3.5       Hand wipe all shade structure light covers.

2.3.6       Empty all trash receptacles. Remove any loose trash or debris that may be at the bottom of each receptacle. Disinfect trash receptacles inside, outside and underneath. Remove stains and spills from receptacles and sidewalk. Replace with new trash liner. Trash liner can be outside of the receptacle.

2.3.7       Remove graffiti, stickers and non-transit related signs and posters on all bus stop signs including the bus stop signs next to advertising benches, or other areas noted within the bus zone.

2.3.8       Paint touch-up to match existing paint color. Touch-up is to include scratches, graffiti, etches, etc.

2.3.9       Pick up and remove all litter within the facilities boundaries which may include, but not limited to, parking areas, landscaping areas and retention areas. Blowers shall not be used at anytime. Vacuum cleaners are permitted.

2.3.10     Clean and polish stainless steel, including kick plates, push plates, doors, partitions, restroom fixtures, and plumbing under sinks. Restock paper supplies. Fill soap dispensers. Empty trash receptacles. Mop floors.

2.3.11     Clean and disinfect water fountains, telephones, etc.

2.3.12     In restrooms, clean and sanitize toilets, urinals and sinks.

2.3.13     Clean all glass, interior and exterior, leaving no streaks or smudges.

2.3.14     Sweep all walk areas, seating areas and bus lanes, removing gum and other foreign substances. Sweep curbs and gutters.

2.3.15     Check bicycle racks and lockers and clean as necessary.

2.3.16     Power sweep parking lot every three (3) months, or as requested by the City, at no additional cost to the City.

2.3.17     Steam clean or power wash passenger waiting areas, all seating areas, walkways, bus lanes and curbside at passenger facility sites a minimum of one (1) time per week, as needed to keep area clean and free of all foreign substances. City may request additional steam cleaning at any time, at no additional cost to the City. Cleaning chemicals shall not be used unless requested and approved by the City.

Prior to leaving the site, all standing water shall be removed and disposed of in accordance with Federal, State and local ordinances pertaining to water recovery and disposal.

2.3.18     Cleaning of passenger facilities shall be performed daily, Monday through Friday, excluding City recognized holidays, between the hours of 8:00 a.m. and 5:00 p.m. Only after approval by the City may the Contractor perform work during any other day or time.

2.4          Security Buildings

Cleaning and maintenance of security buildings may include, but is not limited to, the following:

2.4.1       Empty trash receptacles daily.

2.4.2       Mop floors.

2.4.3       Clean all interior and exterior glass, leaving no streaks or smudges.

2.4.4       Spot clean walls, areas around door facings, light switch plates, etc.

2.4.5       Complete any needed routine repairs.

2.4.6       In restrooms, clean and sanitize toilets, urinals and sinks.

2.4.7       Clean exterior walls for dirt, graffiti, and foreign substances.

2.4.8       Clean air conditioner enclosures for dirt, graffiti, and foreign substances.

2.4.9       Clean gutters for leaves, dirt, and foreign substances.

2.4.10     Clean closets weekly.

2.5          Contractor’s Responsibilities

2.5.1       At facilities with security on the premises, the Contractor shall report and sign in with security upon arrival at the facility and sign out after completing their duties. If security cannot be contacted, the Contractor must contact the City immediately.

2.5.2       Contractor shall have the highest consideration for the safety, comfort and convenience of transit passengers. The performance of maintenance activities shall attempt to minimize disruption to the community, transit passengers and transit operations at all times. The Contractors’ vehicles shall not impede passenger areas.

2.5.3       The Contractor shall ensure that all employees are professional and courteous.

2.5.4       Immediately report all incidents that may result in a citizen’s complaint to the City.

2.5.5       Report all items needing special repair or attention to the City to ensure the shade structures and bench units are clean and safe. Any unsafe conditions, repairs or graffiti must be reported immediately to the City (including light and traffic poles in the immediate area around the bus stop or facility).

2.5.6       Contractor shall be able to communicate via e-mail and fax machine. This includes the use of a digital camera, attaching photos to reports and sending them electronically to the City as requested.

2.5.7       Before and after scheduled working hours the Contractor must have an emergency telephone number where they can be contacted immediately, and the Contractor must call back within thirty (30) minutes of the originating call. The Contractor’s telephone number must be free of charge for City use.

2.5.8       Within twenty-four (24) hours after a storm, the Contractor shall check for storm damage at all transit facilities. Refer to procedures in paragraph 2.15, if damage is discovered.

2.5.9       Contractor is not responsible for cleaning bus stops that have advertising furniture, but, the Contractor shall spot-check the bus stops during daily maintenance activities and report unsatisfactory conditions such as safety hazards, excessive trash, broken glass panels, and damaged furniture.

2.6          Lighting Checks

The Contractor shall be responsible for inspecting City-owned shade structure lighting at a minimum of 150 locations per week for bus stops and once per week at each passenger facility, to ensure lights are properly functioning. The lighting inspections shall be performed at various times during non-daylight hours or as directed by the City.

2.7          Waste Disposal

The Contractor shall be responsible for waste disposal. The City will not supply an area or facilities for storage or removal of the Contractor’s waste on-site. All waste and any other matter removed shall be disposed of legally and in compliance with Federal, State, County and City requirements. The Contractor is solely responsible for any and all disposal fees.

2.8          Kiosk Poster Installations.

Contractor shall install City-supplied posters in the information kiosks located at passenger facilities as directed by the City and at no additional cost to the City. City has thirty-one (31) kiosks located at various passenger facilities. Posters are to be installed a minimum of twice per year.

2.9          Repairs

Repairs are expected to be performed on-site by the Contractor and shall be completed within 24 hours of notification of the needed repair.

2.9.1       Repairs at bus stops and passenger facilities may include, but are not limited to:

•              Replace bus shelter logos on shade structures

•              Secure, replace or repair loose perforated panels

•              Tighten bolts on furniture

2.9.2       Repairs at passenger facilities may include but are not limited to:

•              Unplugging drains

•              Resetting breakers

•              Paint touch up

•              Removal of graffiti

•              Replacement of burned out light bulbs other than parking lights

•              Tightening of loose furniture (benches, trash receptacles, etc.) and fixtures (toilets, sinks, towel and tissue dispensers, etc.)

2.9.3       The Contractor shall be responsible for maintaining an inventory of items as required for routine repairs. As requested by the City the Contractor shall be reimbursed for the cost of materials needed for the repairs. Contractor shall provide the vendor’s original invoice with their monthly billing for reimbursement of materials. The Contractor must submit three (3) cost estimates, for materials over $500, for City approval prior to starting the repair. Contractor shall not “split” the purchase of materials in order to stay under the $500 limit.

2.10        New Transit Furniture Installation

2.10.1     At the City’s request, the Contractor shall pick up and transport new or refurbished transit furniture from the City’s contracted supplier and install the furniture in accordance with the City’s specifications (Exhibit C) at City designated bus stop locations. This work shall be billed separately from other services performed and according to the rate listed in Section V - Price Schedule. During the term of this contract, the City expects to add approximately 300 new shade structures, 350 benches and 350 trash receptacles. Proposer shall provide with their proposal an estimate of the amount of time it will take to install the furniture at one bus stop, based on one (1) shelter, one (1) bench and one (1) trash container.

2.11        Transit Furniture Removal and or Relocation

Contractor shall remove and/or relocate transit furniture at bus stop locations to be determined by the City. This work shall be billed separately from other services performed and according to the rate listed in the Section V – Price Schedule. During the term of this contract, the City expects to remove 100 pieces of bus furniture.

2.11.1     Removal tasks may include but are not limited to:

•              Remove transit furniture and restore the pad to a safe condition by removing bolts and any other objects.

•              Transport furniture to Contractor’s facility for storage.

•              Transport furniture for refurbishment

2.11.2     Relocation tasks may include but are not limited to:

•              Removal and relocation of transit furniture from a bus stop to another bus stop as determined by the City.

2.12        Additional Services

Additional services may be required of the Contractor, as directed by the City, for special events, and/or materials associated with repairs for providing comprehensive bus stop and facility maintenance. The Contractor shall provide all qualified personnel and equipment necessary to perform the additional services. The Contractor shall be compensated for labor at the hourly rate specified by the Proposer in Section V, Price Schedule “Additional Services”. The Contractor must submit to the City three (3) cost estimates for materials over $500. The contractor shall not “split” the purchase of materials in order to stay under the $500 limit. The Contractor shall provide a total cost for the additional services (materials and labor) for the City’s approval. Contractor must receive written authorization from the City prior to purchasing materials and/or completing any additional services. The Contractor must provide proof of purchase (copy of the supplier’s original invoice) with their monthly invoice to be reimbursed for the cost of materials associated with the additional repairs. Additional services may include, but are not limited to:

•              Special events (i.e. parades, sporting events, etc.)

•              Materials associated with any additional services repairs

2.13        Reports

The successful Proposer shall provide electronic reports to the City. The software used shall be compatible with the current City standard and may be emailed to the City.

2.13.1     Monthly Status Report

Contractor shall provide to the City, by the 10th of each month, a report describing the activities that have been performed during the previous month. The status report shall, at a minimum, contain the following:

Repairs

Contractor shall report all repairs for bus stops and passenger facilities. The report shall include description of repair, the date the repair was requested by the City, date of completion, location, special instructions, and name of employee that completed the repair. If the repair was not completed, explain why it was not completed and anticipated date of completion.

2.13.2     Assigned Special Projects

Contractor shall report all assigned special projects as directed by the City. The report shall include a description of the special project, the date it was requested by the City, date completed, location, special instructions and name(s) of employee that was assigned to the project. Special projects may include temporary placement of bus stops, temporary installation of a bench or bench unit, cleaning of the temporary bus stop, community events, cleaning up bus stops after parades and sporting events, and other tasks as requested by the City.

Supplies, Parts, Equipment, Personnel

Contractor shall submit an inventory report of all supplies and parts required to repair transit furniture as directed by the City. The report shall include a date when inventory was taken, the quantity of each item and a description of the item. Contractor shall provide a current list of equipment (description, model number). Contractor shall provide a current list of equipment operators and all other key personnel.

2.13.2     Weekly Lighting Inspection Report

Contractor shall submit a weekly lighting report indicating date, time, location and status (lit or not lit) of inspected shade structures and/or passenger facilities. Report shall include the name of the employee that completed the inspection. The Contractor shall e-mail report to the City prior to 3:00 p.m. on Monday of the following week.

2.13.3     Weekly Inspection Report

Contractor shall provide a weekly inspection report from the field supervisor on the status/condition of the bus stop maintenance routes. Random inspections shall be conducted of a minimum 25% of the bus stops and facility locations serviced. Report shall be emailed to the City prior to 3:00 p.m. on Monday of the following week. At a minimum, the report shall include field supervisor’s name, date, time, location and condition of the inspected sites. Report shall also include all scheduled items not completed during the previous week with an explanation of why the work was not completed.

2.14        Work Schedule

Every Friday prior to 3:00 p.m. the Contractor shall e-mail to the City a schedule of bus stops and passenger facilities that will be serviced the following week. This schedule shall indicate the day and time the locations will be serviced. If for any reason the submitted schedule cannot be met, the Contractor shall notify the City within 24 hours of the scheduled service day. Once the schedule has been submitted to the City, it will be the Contractor’s responsibility to complete all work during that week.

2.15        Emergency Maintenance (Safety Hazard Response)

Contractor shall assign top priority to situations that present a danger to transit passengers, pedestrians and traffic flow. Contractor required response time shall be no greater than four (4) hours after becoming aware of the situation. If the safety issue cannot be corrected immediately, the location shall be secured (barricading site, safety tape, etc.) to protect the public from hazardous and/or dangerous conditions. Within 24 hours the Contractor shall take the necessary action to correct safety hazards and/or dangerous conditions. Contractor’s supervisory personnel will be required to be on-call 24 hours a day for emergency and off-hour situations requiring immediate attention.

2.16                        Contractor’s Facility

Contractor shall operate and maintain a local office within the Phoenix metropolitan area and provide adequate facilities to conduct business and for storage of equipment, inventory and supplies, as well as space for repair work. The facilities shall contain an office to conduct business, a storage area partially covered and of adequate size to store equipment, paint, supplies, shade structures, benches, and trash receptacles and shall be secure to protect inventory items.

2.17                        Inventory

The Contractor shall maintain, during the period of this contract, an inventory of all parts, materials and supplies necessary to perform the scope of work. All components and materials are to be inventoried and kept current.

2.18                        Contractor’s Equipment

The Contractor shall provide and maintain during the entire period of this contract, equipment sufficient in number, operational condition and capacity to efficiently perform the work and render the services required by this contract. This includes equipment and tools for emergency, weekend and holiday work. Proposer shall complete Attachment D and submit with their RFP response. During the term of the contract, the Contractor shall provide an updated list of equipment and equipment operators every month and when a change occurs.

All vehicles must be maintained in good mechanical condition at all times. The City reserves the right to inspect the Contractor’s vehicles at any time to ascertain said condition.

All vehicles used by the Contractor must be appropriately licensed and clearly identified with a vehicle number, the company, address of local office and phone number of the local office on each side of the vehicle, including personnel transportation vehicles. The letters shall be at least three (3”) inches high and of appropriate width, in distinctly contrasting color with the background, and shall be in plain view of the public.

Contractors’ vehicles shall not impede normal traffic flow and the Contractor shall adhere to the City’s Traffic Barricade manual. If the Contractor is required to spend sixty (60) minute or more at a bus stop, the vehicle shall have a 30” x 60” arrow panel. Arrow panels shall be mounted on a vehicle or trailer, or other suitable support with self contained electrical source.

The Contractor and his employees shall attend Right-of-Way Management Program training provided by the Street Transportation Department.

The City will not provide any vehicles, equipment, tools, etc. necessary for performing the work required by this contract.

CITY OF PHOENIX
Purchasing Division
SECTION V - SUBMITTAL	251 W. Washington Street
8th Floor
Phoenix, AZ 85003 Phone: (602) 262-7181

Please submit one original and five (5) copies of the proposal package and the Submittal (Section V). Please submit only Section V, do not submit a copy of the entire RFP document. This offer will remain in effect for a period of 120 calendar days from the bid opening date and is irrevocable unless it is in the City’s best interest to do so.

1.                                      ALL OR NONE PROPOSAL PRICE SCHEDULE AND DELIVERY SCHEDULE “REVISED”

Note: Proposer to include any sales, use, or federal excise tax in pricing for all items.

DESCRIPTION	MONTHLY COST

Group 1 - Bus Stop Maintenance – Locations with Sign Only	$52,221.00/month

Group 2 - Bus Stop Maintenance - Locations without Shade	$42,926.00/month

Structure (Trash Receptacle and/or Bench Only)

Group 3 - Bus Stop Maintenance - Locations with Shade Structure(s)	$75,881.00/month

Group 4 - Passenger Facility Maintenance

1) Central Station Transit Center	$12,827.00/month
2) Ed Pastor Transit Center	$3,922.00/month
3) Metrocenter Transit Center	$6,002.00/month
4) Sunnyslope Transit Center	$3,510.00/month
5) Paradise Valley Mall Transit Center	$3,358.00/month
6) Desert Sky Mall Transit Center	$2,838.00/month
7) Shea Boulevard/SR51 Park-and-Ride	$2,773.00/month
8) Bell Road/SR51 Park-and-Ride	$2,773.00/month
9) Bell Road/I-17 Park-and-Ride	$2,773.00/month
10) 79th Avenue/I-10 Park-and-Ride	$2,816.00/month
11) 40th Street/Pecos Road Park-and-Ride	$2,816.00/month
Total Cost for all locations (Groups 1 through 4)	$217,436.00/month

Group 5 - Additional Services as Requested by City staff	$29.50/man hour

2.             PAYMENT TERMS

Proposer offers a prompt payment discount of 2% net 20 calendar days to apply after receipt of invoice or final acceptance of the products, whichever is later. If no prompt payment discount is offered, enter 0 in the % space to indicate net 30 days, otherwise payment terms shall be 2% 20 days, net 30 days; effective after receipt of invoice or final acceptance of the products, whichever is later. Payment terms offering less than 20 calendar days will not be considered in the price evaluation of your bid.

Any prompt payment terms offered must be clearly noted by the Contractor on all invoices submitted to the City for the payment of goods or services received.

3.             EMERGENCY TWENTY-FOUR HOUR SERVICE CONTACT

Name	Robert Lassner

Telephone Number	(623) 695-4915

Alternate Contact	Christine Williams

Telephone Number	(480) 961-8617

4.                                      CONTRACTOR LICENSING REQUIREMENTS

Proposers shall comply with all statutes and rules of the State of Arizona and the Registrar of Contractors. In accordance with A.R.S. 32-1151, and unless otherwise exempted by A.R.S 32-1121, Proposers should have the correct class of license as required by the Registrar of Contractors for the work specified, prior to the submission of a proposal. The Proposer certifies possession of the following license:

Licensed Contractor’s Name	n/a

Class

License Number

Expiration Date

5.                                      CUSTOMER REFERENCE LISTING

Contractor shall furnish the names, addresses, and telephone numbers of a minimum of three (3) firms or government organizations for which the Contractor is currently furnishing or has furnished, in the past, completed service for Bus Stop and Passenger Facility Maintenance.

Company Name	Los Angeles County Public Works

Address	900 S. Fremont Ave., Alhambra CA 91802

Reference	Fredrick Wong

Telephone Number	626-458-3907

Email address	frwong@ladpw.org

Company Name	Los Angeles Dept. of Transportation

Address	221 N. Figueroa St, St.400, Los Angeles, CA 90012

Reference	Helene Jacobs

Telephone Number	213-580-5421

Email address	hjacobs@dot.lacity.org

Company Name	Orange County Transportation Authority

Address	550 S. Main St., 4th Fl., Orange, CA 92613

Reference	William Batory

Telephone Number	714-560-5912

Email address	bbatory@octa.net

OFFER

TO THE CITY OF PHOENIX:

The Undersigned hereby offers and agrees to furnish the material and/or service(s) in compliance with all terms, conditions, specifications, and addenda issued as a result of Request for Proposal and any written exceptions in the offer.

Arizona Sales Tax No.	Pending

Use Tax No. for Out-of State Suppliers

City of Phoenix Sales Tax No.	Pending

Taxpayer’s Federal Identification No.	(*CALIF: 11-3558747*) AZ applied for

Affirmative Action Compliance Date	Sept. 30, 2005 to Sept. 30, 2006
(Call 262-6790 to confirm AA Compliance Date)

Proposer certifies that proposer has read, understands, and will fully and faithfully comply with this Request for Proposal, its attachments and any referenced documents. Proposer also certifies that the prices offered were independently developed without consultation with any of the other proposers or potential proposers.

/s/ Jerome Cooper	November 18, 2005
Authorized Signature	Date

Jerome Cooper, President
Printed Name and Title

Company Name	ShelterCLEAN, Inc.

Address	2514 North Naomi Street

City, State and Zip Code	Burbank, CA 91504-3235

Telephone Number	(818) 846-1300

Company’s Fax Number	(818) 846-3242

Company’s Toll Free #	(866) 633-0068

Email Address	amudge@shelterclean.com or info@shelterclean.com

Purchase Order Mailing Address (if different from above)

Name	Same

Address

City, State and Zip Code

Payment Address:  (if different from above)

NOTE: Any assignment of proceeds must go through the City of Phoenix, Division of Accounts, formal assignment procedure.  Please also refer to the Assignment Provision in the General Bidding Instructions and Conditions of Purchase.

Name	Same

Address

City, State and Zip Code

ACCEPTANCE OF OFFER

The Offer is hereby accepted.

The Contractor is now bound to sell the materials or services listed by the attached contract and based upon the Request for Proposal including all terms, conditions, specifications, amendments, etc. and the Contractor’s Offer as accepted by the City.

This contract shall henceforth be referred to as Contract No. P-8027-09 The Contractor has been cautioned not to commence any billable work or provide any material or service under this contract until Contractor receives purchase order, or contract documentation.

CITY OF PHOENIX, a municipal corporation
Frank Fairbanks, City Manager

	/s/ [ILLEGIBLE]	/s/ Juan Salgado
DEPUTY	City Clerk	Juan Salgado, Deputy Finance Director

Approved as to form this day , 2005		Awarded this 19th day of APRIL, 2005.

This document has been approved as to form by the City Attorney and is on file with the City Clerk. It need not be submitted to the City Attorney for approval unless the form document is altered.